Exhibit 3.1

AMENDMENT NO. 3

TO THE RESTATED BYLAWS OF

NUVASIVE, INC.

The following amendment (the “Amendment”) was made to the Restated Bylaws (the “Bylaws”) of NuVasive, Inc. (the “Company”) pursuant to resolutions adopted by the Company’s Board of Directors at a meeting held on February 8, 2023:

1. The following Article X is added to the Bylaws:

“Unless the corporation consents in writing to the selection of an alternative forum, the sole and exclusive forum for: (a) any derivative action or proceeding brought on behalf of the corporation; (b) any action asserting a claim for or based on a breach of a fiduciary duty owed by any current or former director or officer or other employee of the corporation to the corporation or to the corporation’s stockholders, including a claim alleging the aiding and abetting of such a breach of fiduciary duty; (c) any action asserting a claim against the corporation or any current or former director or officer or other employee of the corporation arising pursuant to any provision of the General Corporation Law of Delaware or the Restated Certificate of Incorporation or these Bylaws (as either may be amended, restated, modified, supplemented or waived from time to time); (d) any action to interpret, apply, enforce or determine the validity of the Restated Certificate of Incorporation or these Bylaws of the corporation; (e) any action asserting a claim related to or involving the corporation that is governed by the internal affairs doctrine; or (f) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the General Corporation Law of Delaware shall be a state court located within the State of Delaware (or, if no state court located within the State of Delaware has jurisdiction, the federal court for the District of Delaware). Unless the corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, against the corporation or any director or officer of the corporation.”

2. Except as expressly modified by this Amendment, all terms, provisions, covenants and agreements contained in the Bylaws shall remain unmodified and in full force and effect.